Exhibit 99.1

Tasty Baking Company Reports Net Sales and Volume Growth in the Second Quarter 2009

Company achieves three consecutive quarters of volume and net sales growth

PHILADELPHIA--(BUSINESS WIRE)--August 3, 2009--Tasty Baking Company (NasdaqGM:TSTY) today reported net sales of $47.0 million for its second quarter ended June 27, 2009, a 5.3% increase from the $44.6 million reported for the second quarter last year. The increase in net sales compared to the prior year was driven by volume growth in both the Route and Non-Route components as well as higher net product prices as compared to the prior year period. For the second quarter of 2009, the company reported net income of $2.3 million compared to net income of $0.1 million in the second quarter of 2008. The results from the second quarter 2009 included $2.1 million in after-tax income related to the termination of the company’s postretirement life insurance plan. Net income for both the second quarter of 2009 and 2008 included after tax accelerated depreciation of $0.8 million.

FINANCIAL HIGHLIGHTS SECOND QUARTER 2009
$ in millions, except per share data (unaudited)
	2009 Q2	2008 Q2	% Change[1]	2009 Year to Date	2008 Year to Date	% Change[1]
Gross Sales	$78.5	$72.2	8.8%	$155.5	$141.5	9.9%
Net Sales	$47.0	$44.6	5.3%	$93.1	$87.4	6.5%
Route Net Sales			5.4%			7.3%
Non-Route Net Sales			4.9%			4.1%
Depreciation[2]	$3.3	$3.1	8.2%	$6.6	$6.1	7.5%
Gross Margin[3] %	34.5%	27.7%	6.8 pps	31.3%	26.7%	4.6 pps
Net Income / (Loss)[4]	$2.3	$0.1	n/m	$2.3	($0.9)	n/m
Net Income / (Loss) per Fully-diluted Share[5]	$0.27	$0.01	n/m	$0.27	($0.11)	n/m
Adjusted EBITDA[6]	$7.2	$3.5	103.7%	$10.9	$5.7	91.4%
Footnotes:

[1] Percentages may not calculate due to rounding.

[2] Includes accelerated depreciation related to the company’s plan to move from its present facility of $1.3 million in Q2 2009 and Q2 2008 as well as $2.6 million for 2009 year-to-date and 2008 year-to-date.

[3] Based on net sales less cost of sales and depreciation. Accelerated depreciation, as described in footnote 2, reduced gross margin by approximately 280 basis points in 2009 for Q2 and year-to-date. In 2008, accelerated depreciation reduced gross margin by approximately 300 basis points in Q2 and year-to-date. In Q2 2009, the company recorded a $3.7 million benefit related to a change in the company’s postretirement life insurance plan. Approximately, $2.2 million of the benefit was recorded in cost of goods sold, which increased gross margin by approximately 470 basis points in Q2 2009 and 240 basis points 2009 year-to-date. The remainder of the benefit was classified in selling, general, and administrative expenses.

[4] Due to the after-tax impact of accelerated depreciation as described in footnote 2, net income was reduced by $0.8 million in Q2 2009 and Q2 2008 and by $1.6 million for the year-to-date results in 2009 and 2008. As described in footnote 3, Q2 2009 net income reflects $2.1 million, after-tax, in income related to the termination of the company’s postretirement life insurance plan.

[5] Accelerated depreciation, as described in footnote 4, reduced Q2 2009 and Q2 2008 net income per fully-diluted share by approximately $0.10 and reduced year-to-date income for 2009 and 2008 by approximately $0.20 per share. As described in footnote 4, results in Q2 2009 reflect approximately $0.24 per share of income due to changes in the company’s postretirement life insurance plan.

[6] Earnings before net interest, income taxes, depreciation, and amortization adjusted for certain items (see reconciliation table of GAAP Net Income to Adjusted EBITDA, a non-GAAP financial measure, provided below).

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “This is the third consecutive quarter in which we drove sales growth in both the Route and Non-Route components of our business. We continued to expand market share in our core markets and generated favorable margin improvements compared to the prior year period. While commodity costs remain at relatively high levels, we were pleased to see some improvement in key ingredients and packaging costs in the second quarter of 2009 versus the second quarter of last year.”

Mr. Pizzi concluded, “With regards to the new bakery project, we are ahead of schedule and within budget. We expect to begin our methodical line-by-line production transition in the fourth quarter of 2009 and remain excited about the anticipated start of production. We recognize, however, that we must continue to focus on successfully growing the business and building the brand while at the same time planning the transition to the new facility.”

RESULTS OF OPERATIONS

Net sales in the second quarter of 2009 increased 5.3% versus the comparable period in 2008 driven by a 4.9% increase in Non-Route net sales and a 5.4% increase in Route net sales. Route net sales benefitted from higher selling prices and increased sales volumes, particularly for the company’s Family Pack products. Non-Route net sales increased due to higher sales volumes with direct retail customers and the impact of higher selling prices in the second quarter of 2009 as compared to the same period of the prior year.

Total cost of sales, excluding depreciation, declined 6.0%, or $1.7 million, on a unit volume increase of 3.0% in the second quarter of 2009 as compared to the same period a year ago. The decrease in the cost of sales was driven by $2.2 million of benefit related to the termination of the company’s postretirement life insurance plan in the second quarter of 2009 as well as a $0.8 million decline in costs for key ingredients and packaging as compared to the second quarter of the prior year. These benefits were partially offset by the costs associated with the increase in sales volumes combined with increased employee related costs, including pension expense, as compared to the prior year period.

Gross profit increased 31.2%, or $3.9 million, in the second quarter of 2009 as compared to the same period a year ago. This increase was driven by $2.2 million of benefit related to the postretirement life insurance plan termination and lower ingredient and packaging costs, as well as a $1.7 million benefit resulting from higher volumes and increased product selling prices. Partially offsetting these benefits were increased depreciation expense and employee related costs when compared to the prior year period.

Selling, general, and administrative expense in the second quarter of 2009 increased $0.4 million versus the comparable period in 2008. This increase was mainly attributable to $1.0 million in higher employee related costs resulting from increases in accrued incentive compensation, equity based compensation, and pension related expenses. Other drivers of the increase were $0.3 million in non-cash rental expense associated with the new corporate office space at the Philadelphia Navy Yard and a $0.3 million increase in bad debt expense as compared to the prior year period. These higher costs were partially offset by approximately $1.5 million in benefit associated with the termination of the company’s postretirement life insurance plan in the second quarter of 2009. Portions of the benefit from the postretirement life insurance plan termination are also recorded in cost of sales, as described above. When measured as a percentage of net sales, selling, general, and administrative expenses declined to 26.4% of net sales in the second quarter of 2009 compared to 26.9% in the second quarter of 2008. Additionally, in the second quarter of 2009, the company favorably settled a state tax matter that resulted in discrete tax benefits of approximately $450 thousand, which reduced the company’s effective tax rate for the period.

Paul D. Ridder, senior vice president and chief financial officer, said, “We are pleased with the balanced performance of our operations this quarter. We not only grew net sales for both the Route and Non-Route components of our business compared to the second quarter of 2008, but were able to achieve a healthy balance between volume growth and product pricing benefit. This strong top-line performance, along with the benefits from lower ingredient and packaging costs, translated into significant improvements in gross profit as compared to the prior year.”

Mr. Ridder added, “We continue to identify opportunities for profitable growth in all components of our business while at the same time seeking to manage risk, contain costs, and improve operational efficiency. We are focused on balancing the day-to-day needs of the business while preparing the organization for a transformation that we believe will ultimately increase long-term shareholder value.”

CONFERENCE CALL

Tasty Baking Company management will host a conference call Monday, August 3, 2009, at 10:00 a.m. ET to discuss the company’s financial results and other business developments. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company’s web site, http://www.tastykake.com. The webcast link can be found in the “Investors” section, under the subheading “Webcasts & Presentations.” For those who cannot listen to the live web broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company’s website. To access a telephone replay, please call 1-888-203-1112 and enter the passcode “3660944”. The telephone replay will be available from 1:00 p.m. on August 3, 2009, until August 10, 2009, at 12:59 a.m. ET.

NON-GAAP FINANCIAL MEASURES

In addition to the reported results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the company presented EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA represents earnings before net interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to the severance costs recorded in fiscal 2008 and 2009 primarily related to the company’s planned transition to its new manufacturing facility at the Philadelphia Navy Yard beginning in late 2009. The company also presented gross profit, a GAAP financial measure, excluding the impact of depreciation (“gross profit excluding depreciation”), which is a non-GAAP financial measure, to provide a more comparable metric to prior quarters’ performance. The company believes that these non-GAAP financial measures, viewed in addition to the company’s reported GAAP results, provide useful information and greater transparency to investors in regards to the company’s performance and position within its industry. The company uses these non-GAAP financial measures internally to evaluate the company’s operating performance on a period over period basis and for forecasting future periods. EBITDA, Adjusted EBITDA, and gross profit excluding depreciation as presented herein are not necessarily comparable to similarly titled measures of other companies. A schedule is included below that provides a reconciliation of EBITDA and Adjusted EBITDA to net income, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. In addition, a schedule is provided below reconciling gross profit excluding depreciation to gross profit.

ABOUT TASTY BAKING COMPANY

Tasty Baking Company (NasdaqGM:TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company’s website or by calling 1-800-33-TASTY.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. These forward-looking statements may be identified by the use of words such as "anticipate,'' "believe,'' "could,'' "estimate,'' "expect,'' "intend,'' "may,'' "plan,'' "predict,'' "project,'' "should,'' "would,'' "is likely to,'' or "is expected to'' and other similar terms. There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the costs to lease and fit-out a new facility and relocate thereto, the risks of business interruption while transitioning to a new facility, possible disruption of production efficiencies arising out of the company’s announcement of and subsequent reduction in workforce, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company’s annual report to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the company will succeed in implementing its manufacturing and sales strategies or that estimated operating cash savings will be realized. The company assumes no obligation to update publicly or revise any forward-looking statements.

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
(Unaudited)
(000's, except per share amounts)

		13 Weeks Ended		26 Weeks Ended
		6/27/2009	6/28/2008	6/27/2009	6/28/2008

	Gross sales	$78,532	$72,180	$155,461	$141,473
	Less discounts and allowances	(31,575)	(27,586)	(62,341)	(54,058)
	Net sales	46,957	44,594	93,120	87,415

	Cost of sales, exclusive of depreciation shown below	27,451	29,192	57,372	57,986
	Depreciation	3,320	3,069	6,559	6,099
	Selling, general and administrative	12,376	11,993	25,071	24,004
	Interest expense	545	508	1,150	964
	Other income, net	(175)	(193)	(383)	(392)

	Income / (loss) before provision for income taxes	3,440	25	3,351	(1,246)

	Provision for income taxes	1,095	(50)	1,077	(362)

	Net income / (loss)	$2,345	$75	$2,274	$(884)

Average number of shares outstanding:	Basic	8,062	8,043	8,060	8,041
	Diluted	8,062	8,043	8,060	8,041
	Per share of common stock:

Net income / (loss):	Basic	$0.27	$0.01	$0.27	($0.11)
	Diluted	$0.27	$0.01	$0.27	($0.11)

	Cash Dividend	$0.05	$0.05	$0.10	$0.10

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
(Unaudited)
(000's)

	6/27/2009	12/27/2008

Current assets	$34,989	$34,674
Property, plant, and equipment, net	123,205	98,288
Other assets	25,506	26,235

Total assets	$183,700	$159,197

Current liabilities	$27,083	$23,732
Long-term debt	81,484	58,393
Accrued pension and other liabilities	41,765	41,879
Postretirement benefits other than pensions	-	2,226
Shareholders' equity	33,368	32,967

Total liabilities and shareholders' equity	$183,700	$159,197

Reconciliation of GAAP and Non-GAAP Financial Measures, as reported in the Tasty Baking Company earnings release of August 3, 2009

The table below reconciles net income, presented in accordance with GAAP, to earnings before net interest, income taxes, depreciation, and amortization (EBITDA), which is a non-GAAP financial measure. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to the severance costs recorded in fiscal 2008 and 2009 primarily related to the company’s planned transition to its new manufacturing facility at the Philadelphia Navy Yard beginning in late 2009.

(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	6/27/2009	6/28/2008	6/27/2009	6/28/2008

Net Income	$2,345	$75	$2,274	$(884)
Add (Subtract):
Net interest	332	280	717	507
Provision for income taxes	1,095	(50)	1,077	(362)
Depreciation	3,320	3,069	6,559	6,099
Amortization	91	112	183	188
EBITDA	7,183	3,486	10,810	5,548
Add Back: Severance Expense	47	64	55	128
Adjusted EBITDA	$7,230	$3,550	$10,865	$5,676

The table below reconciles gross profit, presented in accordance with GAAP, to gross profit excluding depreciation, which is a non-GAAP financial measure.

(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	6/27/2009	6/28/2008	6/27/2009	6/28/2008

Net Sales	$46,957	$44,594	$93,120	$87,415
Subtract:
Cost of Goods Sold	27,451	29,192	57,372	57,986
Depreciation	3,320	3,069	6,559	6,099
Gross Profit	$16,186	$12,333	$29,189	$23,330
Gross margin including depreciation (% of net sales)	34.5%	27.7%	31.3%	26.7%

Add:
Depreciation	3,320	3,069	6,559	6,099
Gross Profit excluding depreciation	$19,506	$15,402	$35,748	$29,429
Gross margin excluding depreciation (% of net sales)	41.5%	34.5%	38.4%	33.7%

CONTACT:
Tasty Baking Company
Chad Ramsey, V.P., Financial Planning & Investor Relations
215-221-8538
chad.ramsey@tastykake.com
or
Paul D. Ridder, Chief Financial Officer
215-221-8500